Exhibit 99.1

         PRESS RELEASE

FOR IMMEDIATE RELEASE
Contacts:        Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2022 SECOND QUARTER RESULTS

HOUSTON — May 3, 2022 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2022 second quarter ended March 31, 2022.

Fiscal Second Quarter Key Highlights:
•Revenues totaled $128 million;
•Net Loss was $1.2 million, or a loss of $0.10 per diluted share;
•New orders totaled $151 million;
•Backlog as of March 31, 2022 totaled $440 million;
•Cash and short-term investments as of March 31, 2022 totaled $114 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Powell delivered improved second quarter results that reflected ongoing initiatives supporting diligent and deliberate strategic efforts to diversify our business mix and broaden our Services offerings. Revenue totaled $128 million with associated gross margin of 14.9%, an improvement of 230 basis points sequentially as we continue to navigate this challenging cost environment and the timing of new projects. Most notably, new orders in the quarter totaled $151 million which marks four consecutive quarters of increasing new orders despite the lack of a full recovery in our core industrial end markets. The strength across our utility and light commercial sectors clearly demonstrates the focused efforts to grow our presence in the non-industrial markets where Powell has not historically maintained a sustainable base of commercial activity. Overall, we are encouraged by both the direction of the recovery within our end markets as well as the positive developments we are seeing from our strategic initiatives.”

Revenues for the second quarter totaled $127.9 million compared to $106.6 million in the first quarter and compared to $118.7 million in the second quarter in the prior year.

New orders placed in the second quarter totaled $151 million which compares to $122 million of gross new orders in the first fiscal quarter and compares to $89 million of new orders in the second quarter of the prior fiscal year.

Backlog as of March 31, 2022 totaled $440 million which represents sequential growth of 6% compared to $416 million as of December 31, 2021 and compares to $437 million as of March 31, 2021.

Net loss for the fiscal second quarter was $1.2 million, or $0.10 per diluted share, compared to a net loss of $2.8 million, or a loss of $0.24 per diluted share, in the fiscal first quarter. In anticipation of higher than previously expected pre-tax income on a total year fiscal 2022 basis, a tax provision was recorded in the second fiscal quarter which resulted in the current period net loss. Net loss was $0.2 million, or $0.02 per diluted share, in the second fiscal quarter in the prior year.

Cope added, “Over the near-term, we continue to see stabilization of our Oil & Gas and Petrochemical end markets and the fundamentals within LNG, gas pipeline and gas-to-chemical projects remain favorable. In addition, we are encouraged by the efficiency of our operations and by the execution throughout the company.”

OUTLOOK

Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “We are optimistic that our core industrial end markets will continue to steadily recover, while also encouraged by the strength across the utility and light commercial end markets, recognizing a consolidated 1.2x book-to-bill ratio in the fiscal second quarter. As we navigate through the current inflationary environment that is dominated by supply chain constraints, we continue to pursue proactive actions in order to help offset these headwinds, as demonstrated by the sequential improvement in profitability. Looking forward, we anticipate that profitability will continue to improve as we progress through the second half of fiscal 2022 as pricing, factory efficiencies and cost controls gain momentum, while continuing to execute on our $440 million order book.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, May 4, 2022 at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) at least 10 minutes before the call begins and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through May 11, 2022 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using passcode 8444747#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
(In thousands, except per share data)
	(Unaudited)

Revenues	$127,854	$118,716	$234,423	$225,291
Cost of goods sold	108,771	101,563	201,904	189,867
Gross profit	19,083	17,153	32,519	35,424

Selling, general and administrative expenses	17,067	16,675	32,969	33,549
Research and development expenses	1,713	1,601	3,537	3,274
Amortization of intangible assets	—	44	—	88
Operating income (loss)	303	(1,167)	(3,987)	(1,487)

Other income	(279)	—	(279)	—
Interest expense (income)	(13)	4	(16)	(57)
Income (loss) before income taxes	595	(1,171)	(3,692)	(1,430)

Income tax provision (benefit)	1,812	(946)	371	(841)

Net loss	$(1,217)	$(225)	$(4,063)	$(589)

Loss per share:
Basic	$(0.10)	$(0.02)	$(0.34)	$(0.05)
Diluted	$(0.10)	$(0.02)	$(0.34)	$(0.05)

Weighted average shares:
Basic	11,801	11,707	11,783	11,690
Diluted	11,801	11,707	11,783	11,690

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,417	$2,659	$4,831	$5,289
Capital Expenditures	$680	$662	$1,116	$1,623
Dividends Paid	$3,058	$3,035	$6,106	$6,063

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	September 30, 2021
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$113,574	$133,981
Other current assets	198,105	168,480
Property, plant and equipment, net	105,968	109,457
Long-term assets	22,058	24,274
Total assets	$439,705	$436,192

Liabilities and equity:

Current liabilities	$132,883	$121,156
Deferred and other long-term liabilities	13,952	13,813
Stockholders’ equity	292,870	301,223
Total liabilities and stockholders’ equity	$439,705	$436,192

SELECTED FINANCIAL DATA:

Working capital	$178,796	$181,305

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